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                                                            Exhibit (d)(I)(1)(h)


(NEW YORK LIFE INVESTMENT MANAGEMENT LLC LOGO)


As of July 29, 2005

Board of Directors
Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010

         1. This letter will confirm our intent that in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of Class A shares of the MainStay Large Cap Opportunity Fund (the "Fund"), calculated daily in accordance with generally accepted accounting principles consistently applied exceeds 1.25%, we will waive fees or reimburse the expenses of the Fund (and each class thereof, in equal amounts) in the amount of such excess.

         2. Our undertaking to waive fees and reimburse expenses as stated above may not be terminated through October 31, 2006, but may be terminated by us without notice anytime thereafter.

         3. The expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal years of the Fund. Consequently, if the amount of expenses accrued during a month is less than an expense limitation, the following shall apply: (i) we shall be reimbursed by the Fund or Class(es) in an amount equal to such difference, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to (i), the Fund and/or Class(es) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year. We shall be entitled to reimbursement from the Fund or Class of any fees waived pursuant to this arrangement if such reimbursement does not cause the Fund or Class to exceed existing expense limitations, and the reimbursement is made within three years.

         4. We authorize the Fund and its administrator to reduce our monthly management fees to the extent necessary to effectuate the limitations stated in Paragraph 1 above. In the event accrued expenses exceed the limitations stated in Paragraph 1 above after the reduction in our management fees, we authorize the Fund and its administrator to invoice us quarterly for the difference. We will pay to the Fund any such amounts promptly after receipt of an invoice.



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Board of Directors
Page 2

                                    NEW YORK LIFE INVESTMENT MANAGEMENT LLC


                                    By:
                                       ----------------------------------------
                                             Authorized Officer

                                    ACKNOWLEDGED:

                                    ECLIPSE FUNDS INC.


                                    By:
                                       ----------------------------------------
                                             Authorized Officer